Exhibit 10.20

Sycamore Networks, Inc.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement is entered into as of the 20th day of March, 2003 (“Effective Date”) by and between Sycamore Networks Inc. (“Sycamore”), with offices at 220 Mill Road, Chelmsford, Massachusetts 01824 and Plexus Services Corp. (“Supplier”), with offices at 55 Jewelers Park Drive, Neenah, Wisconsin 54957.

WHEREAS, Sycamore desires to enter into a business relationship involving the regular performance of two general classes of Manufacturing Services referred to as “non-recurring” and “recurring” services; and

WHEREAS, Supplier desires to enter into such a business relationship to perform such services for Sycamore,

NOW, THEREFORE, in consideration of the mutual promises, covenants, and Agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sycamore and Supplier hereby agree to the following terms and conditions for the performance of Manufacturing Services by Supplier for Sycamore.

1.0	DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Component Inventory” means inventory purchased by Supplier as a result of a Sycamore Purchase Order owned by Supplier that remains at its location for Supplier’s use in performing Services hereunder exclusively for Sycamore.

“Consigned Inventory” or “Consignment Inventory” means inventory owned by Sycamore but located at Supplier’s site.

“Consigned Repairs Components” means components owned by Sycamore and located at Supplier’s site for the purpose of Supplier performing “Out of Warranty” repairs.

“Days” means calendar days unless otherwise noted.

“Direct Fulfillment Inventory” means finished goods inventory built by Supplier at the direction of Sycamore, that remains at Supplier’s location for direct shipment to Sycamore customers.

“Engineer Change Order” or “ECO” means a specification change issued by Sycamore which, if made to Products, would affect the form, fit, or function of such Product.

“Excess Inventory” means those components in Supplier’s inventory or on order that will not be consumed by a then outstanding Sycamore Purchase Order.

“Long Lead-Time Components” means any Component with a lead-time greater than [ * ] Days.

“NCNR” means a non-cancelable, non-returnable purchase order issued by Supplier for Component Inventory on behalf of Sycamore.

“Non-Recurring Manufacturing Services,” “Non Recurring Expense” or “NRE” means services generally associated with the initial introduction of new Products, including, but not limited to: development and design of production tooling; advanced circuit packaging development; printed wiring board design and layout; development and design of production tooling, test fixtures and test software for printed wiring assemblies; and Product changes and rework of printed wiring assemblies based on Sycamore ECOs.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

“Obsolete Inventory” means those components in Supplier inventory or on order , which no longer appear on a Sycamore active bill of materials of a Product.

“Pass Through Items” means any autonomous assembly(ies) that are purchased fully tested and ready for direct ship to Sycamore customers for which Supplier has not performed, and Sycamore will not require it to perform, Recurring Manufacturing Services; a list of such items is attached hereto as Exhibit E, as may be amended from time to time by agreement of the parties.

“Product(s)” means the product(s) manufactured and assembled by Supplier in the course of performing Services hereunder.

“Purchase Order(s)” shall have the meaning set forth in Section 4 hereof.

“Recurring Manufacturing Services” means the volume production of Products for Sycamore including, but not limited to, assembly of Printed Wiring Assemblies, testing and direct order fulfillment to identified Sycamore customers, and any other service not defined as Non-Recurring Manufacturing Services.

“Services” means Recurring Manufacturing Services and Non-Recurring Manufacturing Services.

“Ship Date” means the date specified on a Purchase Order as the date on which Products are to ship from Supplier’s manufacturing facility to a destination specified by Sycamore in such order.

“Sycamore Price File” or “SPF” means the prices of the components for which Sycamore has independently established the pricing with the Vendor for use by the Supplier.

“Specifications” means the bill of materials, manufacturing specifications, schematics, assembly drawings and test specifications provided by Sycamore to Supplier and reasonably agreed upon by Supplier for purposes of performing Recurring Manufacturing Services under this Agreement.

“Supplier Supplied Pricing” or “SSP” means the prices of the components for which the Supplier has independently established the pricing with the Vendor.

“Vendor” means any third party supplying products or services to Supplier or Sycamore.

2.0	PURPOSE OF AGREEMENT

2.1	On and subject to the terms and conditions of this Agreement, from time to time, Sycamore may purchase Services from Supplier. Pricing shall be determined in accordance with Section 6 below.

2.2	To purchase Services, Sycamore, as applicable, shall issue a purchase order (“Purchase Order”) at least [ * ] Days prior to the requested Ship Date. Each such Purchase Order shall be deemed to incorporate by reference the terms and conditions of this Agreement.

3.0	TERM OF AGREEMENT

This Agreement shall become effective on the latter of the signature dates of the parties, and it shall continue in effect until terminated in accordance with Section 24.

4.0	SYCAMORE ORDERS TO SUPPLIER

4.1	Sycamore shall purchase Products and/or Services from Supplier by issuing Sycamore Purchase Orders [ * ] Days prior to the requested Ship Date. Sycamore may issue Purchase Orders in writing, by mail or facsimile, or by electronic means as the parties may from time to time agree.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

4.2	Each Sycamore Purchase Order shall include: a description of the Products and/or Services to be purchased, the quantity, routing instructions, requested Ship Date, destination and price per this Agreement. Sycamore Purchase Orders issued under this Agreement shall constitute the only authorization for the Supplier to expend any money or incur any liabilities for which Supplier will be reimbursed by Sycamore.

4.3	Supplier shall acknowledge such Purchase Orders promptly and shall notify Sycamore of acceptance (or rejection, with the reasons therefor) of such Purchase Orders within [ * ] business days of receipt. Supplier shall be deemed to have accepted any Purchase Order which is not rejected within [ * ] business days of receipt. Supplier shall not reject any Purchase Order which conforms to the terms of this Agreement but may modify the Ship Date by mutual agreement of the parties to reflect the then-current lead time of components and manufacturing lead time.

4.4	Supplier shall [ * ] require Sycamore to place a [ * ] of Products in its Purchase Orders.

5.0	SUPPLIER PURCHASES ON BEHALF OF SYCAMORE

5.1	Supplier shall purchase components on Sycamore’s behalf only in accordance with Sycamore issued Purchase Orders. Supplier shall not hold Sycamore liable for any amounts not supported by a Sycamore Purchase Order, provided that Sycamore shall be liable for components purchased as part of a [ * ] if such purchase was approved by Sycamore pursuant to Section 5.4 hereof.

5.2	Supplier shall use reasonable and prudent purchasing practices to minimize Sycamore’s liability to pay for components or services. Such reasonable and prudent purchasing practices include, without limitation, Supplier’s use of its reasonable best efforts (a) to obtain and secure rights to return, reschedule and/or cancel its purchase or order of such components or services, (b) to ascertain the restocking charge, if available, for such components, subject to the prior approval of Sycamore, and (c) to return, cancel, reschedule, resell or use such components or services elsewhere in its business.

5.3	Prior to Supplier issuing any Supplier purchase orders on Sycamore’s behalf, Supplier shall use applicable Consigned Inventory and Component Inventory to support Sycamore Purchase Orders or Supplier shall be liable for additional purchases.

5.4	In the event that Supplier’s materials requirement planning indicates demand for Component Inventory that: (a) is less than the Vendor’s [ * ] or [ * ] value, or (b) is identified as an NCNR component, Supplier shall identify such components to Sycamore in writing in advance of order. To the extent that the total dollar cost of all material components, including NCNR and [ * ], ordered by Supplier for any Purchase Order equals or is less than the total dollar cost of all material components identified in that Purchase Order, Supplier shall be entitled to purchase such NCNR and [ * ] components required to produce the Product subject to that Purchase Order without obtaining the advance approval of Sycamore through the Variance Authorization Form so long as those components have been identified and documented as [ * ] (including the quantities thereof) and/or NCNR during the [ * ] review to establish the reconciled costed bill of materials under Section 6.2 hereof; all other orders for NCNR and [ * ] components must be approved by Sycamore in advance using the Variance Authorization Form attached hereto as Exhibit A. Notwithstanding the foregoing, with respect to a Vendor’s [ * ] or [ * ] value, Supplier shall be entitled to order such components without obtaining the prior written approval of Sycamore through the Variance Form to the extent of [ * ] in the aggregate for all such components per [ * ]. Supplier shall obtain prior written consent from Sycamore as set forth herein to order such [ * ] or NCNR components, and agrees that Sycamore shall not be liable for such components purchases without Sycamore’s written preapproval except and only to the extent of the specific exceptions set forth in the preceding sentences of this Section 5.4. Excess components shall be held by Supplier as Component Inventory and Sycamore shall direct its disposition under the inventory liability provisions hereinafter set forth in Section 11.2 hereof.

For example, in the event that Sycamore places a Purchase Orders in the amount of $1 million per quarter and $500,000 of that cost is for the material components, Supplier can order NCNR and [ * ] components without use of the Variance Form so long as the total cost to Sycamore for all components required to produce the Product subject to that Purchase Order does not exceed [ * ].

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

5.5	Sycamore may independently establish a Sycamore Price File with a particular Vendor to supply a specific component for Products and/or Services by Supplier. In that event, Sycamore shall notify Supplier of the SPF. To extent that Sycamore does not establish an SPF with respect to any and all other components, Supplier shall establish an SSP file for such components. Supplier shall issue its purchase orders in accordance with the pricing of the SPF for all SPF components and the SSP for other components. In the event that any SPF terms and conditions with a particular vendor conflicts with any provision in this Agreement, Supplier shall not be obligated to perform such conflicting terms and conditions within this Agreement and Sycamore shall waive any such claims of non-performance under this Agreement with respect to the specific purchase order in question.

5.6	Purchase Price Variance

5.6.1	“PPV” occurs when the Supplier is not able to purchase an SPF component at the SPF price. For SPF components only, in the event that the Supplier is not able to purchase a component at the then current SPF price, then Supplier must provide prompt written notice to Sycamore in advance of placing any purchase orders. Such notice shall be in the form of the Variance Authorization Form attached hereto as Exhibit A, and Supplier shall attach the following documentation to such form or provide such information electronically:

•	Sycamore Purchase Order Number which created the demand, and

•	Vendor quotation including price, quantity, and delivery date.

Sycamore must give prior written approval of each and every Supplier purchase order to a Vendor which varies from the price in the then current SPF. If Supplier does not give written notice of Purchase Price Variance prior to placing its purchase order with the Vendor, then the PPV claim against Sycamore is waived. In addition to the foregoing, in the event that the Supplier determines that there are expedite or premium charges for any SSP component during [ * ] after the parties have agreed upon the costed bill of materials for that [ * ] pursuant to Section 6.2 below, Supplier shall provide written notice to Sycamore in advance of placing any such purchase orders and must obtain Sycamore’s prior written approval. Such notice shall be in the form of the Variance Authorization Form attached hereto as Exhibit A, and Supplier shall attach the following documentation to such form or provide such information electronically:

•	Sycamore Purchase Order Number which created the demand, and

•	Vendor quotation including price, quantity, and delivery date.

Notwithstanding the foregoing, in no event shall Supplier request or be entitled to recover expedite or premium charges for any SSP component to the extent it has failed to order such components in a timely and prudent manner using reasonable business practices in order to meet the scheduled Ship Date.

5.7	At Sycamore’s discretion, Sycamore approved purchase price variance changes will be processed on a case by case basis under either Section 10.3 Component Inventory Buy Down or under Section 5.6, but not under both provisions. To the extent that Sycamore elects to process a purchase price variance under Section 5.6, Supplier shall promptly issue either a credit memo or an invoice (in accordance with Section 16.3) following issuance by Sycamore of a Purchase Order to Sycamore reflecting the purchase pricing variances identified through this Purchase Price Variance Process. Disagreement on any aspect of this process shall be resolved through the Dispute Resolution Process set out in Section 31.0.

5.8	In the event that Sycamore establishes an SPF and issues a Sycamore Purchase Order to a Vendor, Sycamore may, at its discretion, transfer such Sycamore Purchase Order to the Supplier and such Purchase Order, subject to Supplier’s agreement in writing to transfer the same, shall be treated by the parties as having been initially issued directly by the Supplier to the Vendor. Upon Supplier’s consent to transfer such purchase order, Supplier shall issue its own purchase order to the Vendor to substitute for the original Sycamore purchase order.

5.9	At Sycamore’s cost for its out-of-pocket expenses, Sycamore has the right to audit the purchasing practices and records utilized by Supplier. Such audit rights shall include but not be limited to the right to audit purchase price variances approved under Section 5.6.1, in which case Supplier shall provide Sycamore with the following information: the Sycamore Purchase Order which created the demand, the Supplier purchase order number with Vendor for the PPV material, the date Supplier

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

placed the purchase order and Vendor confirmed delivery date, and quantity ordered and purchase order unit cost. Sycamore shall provide 5 Days notice to Supplier and such practices and records shall be reviewed at Supplier’s location. Supplier shall have 10 business days to comply with Sycamore’s request. Sycamore’s audit rights are subject to Supplier’s confidentiality obligations to third parties.

6.0	PRICING TERMS

6.1	NRE Pricing. The initial prices for Non-Recurring Manufacturing Services shall be as set forth in Exhibit B. In order to determine new pricing for NRE, Sycamore shall provide Supplier with a Specification for requested NRE. Supplier shall use commercially reasonable efforts to issue a written quotation within [ * ] business days. Sycamore shall authorize the performance of the NRE by issuance of a Purchase Order. Supplier charges for such NRE shall be in accordance with the quotation.

6.2	Recurring Manufacturing Services Pricing. [ * ] Days before the start of [ * ], Sycamore shall provide Supplier with a copy of its most recent SPF pricing file and Supplier shall provide Sycamore with a copy of its most recent Supplier Supplied Pricing files for reconciliation. Sycamore and Supplier shall confer and agree within [ * ] Days on the cost of the components in the SPF and Supplier Supplied Pricing files which shall form the basis of the costed bill of materials for Sycamore Products for such [ * ]. Supplier shall then provide an updated, reconciled costed bill of materials to Sycamore that represents a quote to Sycamore for production for such [ * ]. This quote shall be firm [ * ] following its receipt by Sycamore subject to PPV as provided above in Sections 5.6 and 5.7. Supplier will promptly inform Sycamore of any Vendor price variations.

Any Purchase Order(s) placed by Sycamore and accepted by Supplier for delivery of Products before the parties have reached agreement on the reconciled costed bill of materials for Sycamore’s [ * ] will be adjusted to reflect new pricing as determined and requested by Sycamore; existing on hand and on order inventory will be managed in Sycamore’s discretion either by resort to the Component Inventory Buy-Down provisions (Section 10.3) or through the PPV adjustment provisions (Sections 5.6 and 5.7), unless otherwise agreed to by the parties. For the convenience of the parties, Exhibit D hereto sets forth [ * ].

6.3	[ * ]. For each Product upon which Supplier performs Recurring Manufacturing Services, Supplier shall charge Sycamore a [ * ] at the time of delivery of a Product in accordance with Schedule 1. At least [ * ] Days before the start of [ * ], the parties shall meet and confer to designate the [ * ] based on Sycamore’s estimated business range for [ * ] based on the Purchase Orders placed by Sycamore with Supplier for that [ * ] prior to the start thereof. If the parties are unable to agree upon the [ * ], the parties shall attempt to resolve the disagreement utilizing the Dispute Resolution Process set out in Section 31. The parties agree that the [ * ] designated by Sycamore in good faith based on the Purchase Orders placed by Sycamore with Supplier prior to the start of [ * ] shall apply to all orders for Product pending resolution of the disagreement.

[ * ] Review. The [ * ] set out in Schedule 1 is fixed for the term of the Agreement for Sycamore’s [ * ] and [ * ] family of Product lines (including, but not limited to, any modifications to an existing Product or the introduction of new feature(s) in an existing Product). In the event that Sycamore introduces a new Product which does not fall within the[ * ] or [ * ] Product family, then Sycamore and Supplier will confer as to the appropriate [ * ] for the manufacture of such Products, provided, however, that to the extent that the Recurring Manufacturing Services required to manufacture any such new Product are substantially similar to the Recurring Manufacturing Services, both in terms of nature and quantity, as are required to manufacture the [ * ] or [ * ] Products, the [ * ] shall apply thereto.

One [ * ] after the Effective Date, and on an [ * ] basis thereafter, the [ * ] may be adjusted only by mutual written agreement of the parties. If the parties are unable to agree upon any adjustment of the [ * ], the parties shall attempt to resolve the disagreement utilizing the Dispute Resolution Process set out in Section 31. The parties agree that the current [ * ] shall apply to all orders for Product pending resolution of the disagreement.

Pass Through Items. Supplier shall charge Sycamore a maximum of [ * ] the Supplier purchase price for Pass Through Items.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

6.4	Supplier shall [ * ] require of Sycamore any [ * ] on a quarterly or annual basis.

7.0	ENGINEERING CHANGE ORDERS

7.1	Sycamore may by written notice initiate an ECO regarding components or Specifications by documenting and transmitting the proposed change to Supplier’s Coordinator, who shall acknowledge receipt. Supplier shall use all commercially reasonable efforts to provide a detailed response, including the amount of change in costs resulting therefrom, within five (5) business days of receipt of such change notice. In no event shall Supplier provide such response later than ten (10) business days after receipt of such notice. Sycamore will not be liable for any costs or expenses not covered in the detailed ECO response.

7.2	Supplier shall use its reasonable best efforts to implement an ECO as soon as possible. Neither party shall unreasonably withhold or delay agreement to an ECO and the parties will endeavor to agree and implement, at the earliest opportunity, change notices relating to personal and product safety or conformance to existing Specifications.

7.3	Until the parties have agreed in writing upon an ECO and any associated impact, the parties shall continue to perform their obligations under this Agreement without implementing the ECO. Notwithstanding the above, if such notice indicates that a change is required due to safety reasons, Supplier shall not continue to manufacture any affected Products without the prior written consent of Sycamore until the parties have implemented the change notice.

7.4	Supplier shall charge Sycamore a one time processing fee to cover the administrative cost to implement the ECO. Additional charges, if any, shall be as set out in Exhibit B or as otherwise agreed to by the parties in writing.

8.0	SCHEDULING

8.1	Supplier is authorized to ship Products to Sycamore only in accordance with a Purchase Order.

8.2	Sycamore may make changes to shipping instructions, quantities or delivery schedules specified in any Purchase Order as needed throughout the duration of this Agreement, in accordance with Table 8.2, or as otherwise mutually agreed by the parties in writing.

Table 8.2

Days prior to Ship Date	Reschedule Terms
0 - [ * ]	0%

[ * ] - [ * ]	up to [ * ] of a Purchase Order provided that such rescheduled order is to be delivered within [ * ] days of the originally scheduled Ship Date.

[ * ] +	up to [ * ] of a Purchase Order provided that such rescheduled order is to be delivered within [ * ] days of the originally scheduled Ship Date.

Notwithstanding the foregoing, (i) from and after [ * ] commencing on [ * ], Sycamore shall not be entitled to reschedule any Purchase Order(s) to the extent that such rescheduling would cause Sycamore to fail to [ * ] Purchase Orders to obtain the [ * ] for the total [ * ] from Schedule [ * ] selected for that [ * ] pursuant to Section [ * ] hereof; and (ii) with respect to any changes

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

to a Purchase Order to increase [ * ] within the percentages set forth in the above table, Supplier shall be required to use its reasonable best efforts to fulfill the same.

8.3	If Sycamore desires to reschedule any Purchase Orders in excess of the [ * ], the parties shall mutually agree upon the appropriate remedy for Supplier.

8.4	Supplier shall accept or reject Purchase Order changes within [ * ] business days or the changes will be deemed accepted.

9.0	CANCELLATION

9.1	Sycamore may cancel a Purchase Order, in whole or in part, at any time [ * ] Days or more from the scheduled Ship Date, provided, however, from and after [ * ] commencing on [ * ], Sycamore shall not be entitled to cancel any Purchase Order(s) to the extent that such cancellation would cause Sycamore to fail to [ * ] for the [ * ] range from Schedule [ * ] selected for that [ * ] pursuant to Section 6.3 hereof. Sycamore shall only be entitled to cancel a Purchase Order, in whole or in part, within [ * ] Days or less prior to the scheduled Ship Date by written agreement of Supplier.

9.2	To the extent that Sycamore cancels a Purchase Order, in whole or in part, within [ * ] to [ * ] Days prior to the scheduled Ship Date, Supplier shall, if requested by Sycamore, attempt to mitigate Sycamore’s liability for components, including but not limited to, any NCNR components, by using reasonable and prudent purchasing practices to minimize Sycamore’s liability to pay for components or services. Such reasonable and prudent purchasing practices include, without limitation, Supplier’s use of its reasonable best efforts (a) to obtain and secure rights to return, reschedule and/or cancel its purchase or order of such components or services, (b) to ascertain the restocking charge, if available, for such components, subject to the prior approval of Sycamore, and (c) to return, cancel, reschedule, resell or use such components or services elsewhere in Supplier’s business. To the extent that Supplier is able to mitigate Sycamore’s liability for components, Sycamore shall compensate Supplier for such efforts by [ * ] Supplier for any [ * ] paid by Supplier which were approved by Sycamore in advance [ * ] paying Supplier a fee equal to [ * ] of the price of the mitigated components per the then current SPF or SSP pricing file (excluding any [ * ]). The parties agree that the mitigation period shall not exceed [ * ] Days from the cancellation unless otherwise agreed to by the parties in writing. To the extent that Supplier is unable to mitigate as provided herein, then Sycamore shall direct disposition of those components for which mitigation was not achieved by Supplier pursuant to Section 11.2 below.

9.3	To the extent that Sycamore cancels the Purchase Order, in whole or in part, [ * ] Days or more prior to the scheduled Ship Date, then Supplier shall, if requested by Sycamore, attempt to mitigate Sycamore’s liability for NCNR components by using reasonable and prudent purchasing practices to minimize Sycamore’s liability to pay for components or services. Such reasonable and prudent purchasing practices include, without limitation, Supplier’s use of its reasonable best efforts (a) to obtain and secure rights to return, reschedule and/or cancel its purchase or order of such components or services, (b) to ascertain the restocking charge, if available, for such components, subject to the prior approval of Sycamore, and (c) to return, cancel, reschedule, resell or use such components or services elsewhere in Supplier’s business. To the extent that Supplier is able to mitigate Sycamore’s liability for NCNR components, Sycamore shall compensate Supplier for such efforts by [ * ] Supplier for any [ * ] paid by Supplier which were approved in advance by Sycamore [ * ] paying Supplier a fee equal to [ * ] of the price of the mitigated components per the then current SPF or SSP pricing file (excluding any [ * ]). The parties agree that the mitigation period shall not exceed [ * ] Days from the cancellation unless otherwise agreed to by the parties in writing. To the extent that Supplier is unable to mitigate as provided herein, Sycamore shall direct disposition of those NCNR components pursuant to Section 11.2 below.

9.4	Supplier shall (a) document and calculate all charges under this Section 9 and (b) provide to Sycamore sufficient documentation in a reasonable format to support all such charges and calculations. Labor standards, if any will be mutually agreed upon between the parties.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

9.5	Supplier shall accept or reject all Purchase Order cancellations in writing within [ * ] business days or the changes will be deemed accepted, provided, however, that Supplier acknowledges that it must accept cancellations subject to Section 9.1 hereof.

10.0	INVENTORY MANAGEMENT

10.1	Supplier will provide an electronic interface to Sycamore’s business enterprise system for the purpose of transferring inventory management, ordering, shipment, and other information to Sycamore at no additional cost to Sycamore.

10.2	Inventory Reconciliation

10.2.1	Supplier shall maintain accurate inventory records of Consigned Inventory, Consigned Repairs Components, Direct Fulfillment Inventory, and Component Inventory using Sycamore’s part numbers.

10.2.2	Consigned Inventory and Consigned Repairs Components

Supplier and Sycamore shall reconcile Consigned Inventory and Consigned Repairs Components located at the Supplier on a monthly basis, the exact timing of which to be set by Sycamore.

a) Supplier shall provide Sycamore a Consigned Inventory and Consigned Repairs Components listing of inventory/repairs components located at the Supplier. The listing must include Sycamore part number and quantity per item.

b) Sycamore shall reconcile Supplier’s balances against Sycamore’s balances. Sycamore shall identify the quantity variances and provide to the Supplier for reconciliation. Supplier shall complete the reconciliation within four (4) working days.

c) Any unreconciled quantity variances shall be invoiced to Supplier and paid in accordance with Section 16.2 hereof. Notwithstanding the foregoing, if within sixty (60) days of Sycamore’s invoice therefor Supplier is able reconcile a quantity variance to Sycamore’s reasonable satisfaction Sycamore shall issue a credit to Supplier.

10.2.3	Direct Fulfillment Inventory

Supplier and Sycamore shall reconcile Direct Fulfillment Inventory on a weekly basis, the exact timing of which shall be set by Sycamore.

a) Supplier shall provide Sycamore a Direct Fulfillment Inventory listing of material located at the Supplier. The listing must include Sycamore part number and quantity per item.

b) Sycamore shall reconcile Supplier’s balances against Sycamore’s balances. Sycamore shall identify the quantity variances and provide to the Supplier for reconciliation. Supplier and Sycamore shall use commercially reasonable efforts to complete the reconciliation within three (3) working days.

c) Any unreconciled quantity variances shall be invoiced to Supplier and paid in accordance with Section 16.2 hereof. Notwithstanding the foregoing, if within sixty (60) days of Sycamore’s invoice therefor Supplier is able reconcile a quantity variance to Sycamore’s reasonable satisfaction Sycamore shall issue a credit to Supplier.

Direct Fulfillment Inventory manufactured by Supplier will be invoiced by Supplier upon the same being placed in Sycamore’s finished goods inventory location at Supplier, at which time title and risk of loss to such Direct Fulfillment Inventory shall also pass to Sycamore. Notwithstanding, Supplier will insure such Direct Fulfillment Inventory held in Supplier’s facilities at the full replacement cost thereof under the terms and conditions of Supplier’s “all risk” insurance coverage. The Direct Fulfillment Inventory shall remain at Supplier’s facility until Supplier is instructed to ship the same by Sycamore. Supplier will segregate

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

the Direct Fulfillment Inventory from other customer manufactured product and Supplier will not use the Direct Fulfillment Inventory to fill other Supplier customer orders unless otherwise directed by Sycamore. The prices for the Direct Fulfillment Inventory shall be the prices set forth in those Sycamore Purchase Orders under which such inventory was manufactured. Sycamore has requested that Supplier hold such Product following invoicing in order to provide an inventory management and distribution service to Sycamore. In the event Product is held by Supplier for more than [ * ] days after title to the same has transferred to Sycamore, Supplier shall ship the Product to Sycamore or its designated agents as provided in Section 12 hereof. Notwithstanding the foregoing, risk of loss with respect to Consigned Inventory shall remain with Supplier pursuant to Sections 11.3 and 20.3 hereof.

10.2.4	Component Inventory

At Sycamore’s request from time-to-time, Supplier and Sycamore shall reconcile Component Inventory as mutually agreed upon.

10.3	Component Inventory Buy Down

Supplier and Sycamore shall conduct a Component Inventory buy down on a [ * ] basis to coincide with the SPF and Supplier Supplied Pricing reconciliation process set out in Section 6.2, the exact timing of which will be agreed to by both parties. If the newly mutually established cost of an item(s) in Component Inventory is less than the then-current inventory valuation on the Supplier Supplied Pricing or SPF file, then upon Sycamore’s written instruction, Supplier shall revalue such item(s). Supplier shall invoice, and Sycamore shall pay (in accordance with Section 16.2 hereof), the difference between the newly mutually established cost, and the previous valuation in the SFP or Supplier Supplied Pricing file.

10.4	Inventory Sellback Process

10.4.1	Supplier shall use Consigned Inventory or Consigned Repairs Components before purchasing components from third parties. As Consigned Inventory or Consigned Repairs Components are owned by Sycamore, the inventory sellback process shall be used to transfer title of these components to Supplier.

a) On a weekly basis, the Supplier shall provide Sycamore with usage report indicating what the Supplier has consumed from Consigned Inventory or Consigned Repairs Components. The listing should include quantity, Sycamore part number, and unit cost. The unit cost shall be the same price for the components as set forth in the current SPF or Supplier Supplied Pricing price file at the time of the sellback, without [ * ] or any other [ * ]. The weekly usage report is the record of the transfer of title of Consigned Inventory or Consigned Repairs Components from Sycamore to Supplier

b) Upon receipt of the Supplier usage report, Sycamore shall verify pricing, transact the inventory out of its stock and invoice the Supplier. Supplier shall pay such invoice(s) in accordance with Section 16.2 hereof.

10.5	Disagreement on any aspect of this Inventory Management section shall be resolved through the Dispute Resolution Process set out in Section 31.0.

11.0	OBSOLETE OR EXCESS COMPONENT INVENTORY

11.1	When Supplier is of the opinion that Component Inventory or components on order have been rendered Obsolete Inventory or Excess Inventory, Supplier shall within [ * ] Days following the [ * ] in which such purported event of obsolescence or excess occurred:

•	provide to Sycamore a written notice of Obsolete Inventory or Excess Inventory;

•	use reasonable and prudent business practices as set forth in Section 5.2 to mitigate Sycamore’s liability relating to such components; and

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

•	provide to Sycamore the P.O.(s), the documentation set forth in Section 5.9 for a PPV adjustment and date(s) of the Sycamore action(s) which created the event of Excess Inventory or Obsolete Inventory; such documentation may be provided electronically.

11.2	Upon receipt of the notice of the occurrence of Obsolete Inventory or Excess Inventory defined above, and to the extent that Supplier can reasonably demonstrate by documentary evidence that it placed all purchase orders in accordance with the terms and conditions of this Agreement, and used reasonable and prudent business practices, as set forth in Section 5.2, Sycamore shall provide written instruction to Supplier directing it to either: 1) move such Excess or Obsolete Inventory to Consigned Inventory in accordance with Section 11.3, 2) process such Obsolete Inventory or Excess Inventory as scrap in accordance with Section 11.4, or 3) continue to hold title to the such Excess Inventory in consideration of Sycamore paying a [ * ] of [ * ] each month for a period of up to [ * ] Days, at which point Sycamore must direct disposition of such inventory in accordance with subsections (i) or (ii) hereof.

11.3	If Sycamore’s written instruction is to move the Obsolete or Excess Inventory to Consigned Inventory, Supplier shall:

•	hold such components on consignment for Sycamore at Supplier’s premises at no charge for a period not to exceed [ * ] year. Title to the Consigned Inventory shall pass to Sycamore upon delivery of the components to the consignment location, and risk of loss of or damage to the Consigned Inventory shall remain with Supplier, and

•	invoice Sycamore the Supplier’s cost of the components as reflected in the then current SPF or Supplier Supplied Pricing file. Sycamore shall pay such invoice in accordance with Section 16.2 hereof.

When Sycamore moves such components out of consignment, Sycamore shall direct disposition thereof under either Section 11.4 hereof or shall direct that Supplier utilize the same in the manufacture of Products pursuant to Sycamore Purchase Orders.

11.4	If Sycamore’s written instruction is to scrap the Obsolete Inventory or Excess Inventory, Supplier shall:

•	remove and make available such components for delivery to Sycamore. Title to and risk of loss of or damage to the components shall pass to Sycamore upon delivery to Sycamore F.O.B. Supplier’s dock.

•	pack the components to Supplier’s commercial standards and Sycamore’s custom standards for shipment.

•	invoice Sycamore the Supplier’s cost of the components as reflected in the then current SPF or Supplier Supplied Pricing file [ * ] for components with a per unit cost per item of more than [ * ] and [ * ] for components with a per unit cost per item of [ * ] or less. Sycamore shall pay such invoice(s) in accordance with Section 16.2 hereof.

11.5	If Supplier does not report to Sycamore all Obsolete Inventory or Excess Inventory within [ * ] Days following the end of the calendar month in which the event of obsolescence or excess occurred, Supplier waives its right to make any claim against Sycamore for such components.

11.6	Disagreement on any aspect of this Obsolete Inventory or Excess Inventory section shall be resolved through the Dispute Resolution Process set out in Section 31.

12.0	DELIVERY

12.1	Supplier shall include a packing slip with each shipment that lists at a minimum, Sycamore’s part number, Purchase Order Number, the Supplier’s Part Number, serial number and quantity. Supplier shall follow commercially accepted practices for packaging to protect the components from Electrostatic Discharges (ESD), Sycamore specifications for packaging, and normal handling by the selected freight forwarder.

12.2	Supplier shall not make partial shipments or over shipments without Sycamore’s prior written consent.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

12.3	Supplier shall ship all Products F.O.B. Supplier’s shipping dock, freight prepaid in accordance with the schedule set forth in Sycamore’s Purchase Order as accepted by Supplier. Supplier shall use the freight forwarder chosen by Sycamore in its sole discretion. Supplier shall include freight charges as a separate line item on the applicable invoice(s).

12.4	Where Supplier causes a delay in the shipment of Products, Supplier shall bear the expense of all additional charges required to expedite shipment in order to meet the agreed upon shipment schedule. Sycamore shall be responsible only for standard lead-time costs and UPS “surface” freight charges, unless previously approved by Sycamore in writing.

12.5	Sycamore may reject Products which (a) were damaged when delivered by Supplier to the carrier for shipment to Sycamore or (b) do not conform to the relevant Specifications (“Rejected Products”).

12.6	Sycamore will notify the Supplier in writing of Rejected Products within [ * ] Days of original delivery and will return via the least expensive method possible Rejected Products to the Supplier at Supplier’s expense within an additional [ * ] Days. Supplier shall make reasonable best efforts to deliver a return components authorization form (“RMA”) to Sycamore within [ * ] business [ * ] days after Sycamore’s notice of Rejected Products. If Sycamore does not receive the RMA within such period, Sycamore shall elevate the RMA request to the Strategic Customer Manager and if the matter is not resolved within [ * ] business days, Sycamore shall have the right to return such Rejected Products. Sycamore will provide Supplier’s Strategic Customer Manager with the tracking number of all shipments sent back to Supplier without an RMA.

12.7	Supplier will, at its election, either repair or replace the Rejected Products. The cost associated with any such repair or replacement will be the responsibility of the Supplier. In the case of replacement, title to the Rejected Products shall pass to the Supplier on delivery to the Supplier. Supplier shall bear the expense of redelivering repaired or replaced Products to Sycamore or its customer.

12.8	In the absence of earlier notification of rejection, Sycamore will be deemed to have accepted Products [ * ] Days after delivery provided that the related Product invoice contains all pertinent information relating to Sycamore’s Purchase Order. Sycamore’s acceptance of the Products shall not be deemed a waiver of any warranty claims.

12.9	Supplier shall be liable for liquidated damages if Supplier fails to deliver Products on the Ship Dates specified in a Purchase Order which has been accepted in accordance with Section 4 hereof. In such event, and on and subject to the terms set forth below in this Section 12.9, Supplier shall pay to Sycamore a sum equal to [ * ] of the purchase price of the Products subject to such delay for each business day (or part thereof) of delay in delivery, up to a maximum of [ * ] of such purchase price. Supplier’s obligation to pay liquidated damages hereunder shall be expressly subject to the following conditions:

(a) In no event shall Supplier be liable for liquidated damages when its failure to meet any Ship Date is caused by any act or omission of Sycamore;

(b) Sycamore shall not be in default of any of its obligations under this Agreement;

(c) Supplier shall have a grace period of [ * ] business days from the Ship Date during which liquidated damages shall not apply unless the delay exceeds such grace period, in which case liquidated damages shall be due and owing from the first day of delay from the Ship Date;

(d) If Sycamore does not report to Supplier that it intends to avail itself of this liquidated damages remedy within [ * ] Days following the failure to deliver Products on the Ship Date, Sycamore waives its right to make any claim for liquidated damages under this Section 12.9 against Supplier for such delay; and

(e) Supplier shall not be liable for Liquidated Damages when its failure to meet any Ship Date is caused solely by an industry wide component shortage beyond its reasonable control.

In the event that Supplier fails to deliver Products within [ * ] Days of the Ship Date specified in a Purchase Order, then, in addition to the liquidated damages set forth above, Sycamore shall have the right, in its sole discretion, to cancel the Purchase Order without any liability to Supplier for any costs, including, but not limited to, the cancellation costs set forth in Section 9

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above. For avoidance of doubt, Sycamore shall be entitled to cancel such order even if such cancellation would cause it [ * ] of the then designated [ * ].

13.0	SUPPLIER WARRANTY

13.1	Services. Supplier warrants that all Services will be performed in a workmanlike manner in conformity to [ * ]. Supplier further warrants that the Products and Services delivered hereunder (a) will be [ * ] and (ii) [ * ]. Supplier further warrants that all Products shall be manufactured [ * ]

This warranty shall apply for a period of [ * ] from the date Products are shipped, or Services are performed by Supplier and may be enforced by Sycamore.

13.2	Remedy. Sycamore’s remedy for breach of this warranty shall be, [ * ]. Prior to [ * ] any Product that Sycamore claims not to be as warranted by Supplier, Sycamore shall follow Supplier’s reasonable RMA procedures. Supplier shall promptly provide, and shall not unreasonably withhold or delay the issuance of an RMA number. Supplier shall be responsible for all warranty expenses, including the costs of incoming and outgoing shipment for warranty repair. Supplier will make all repairs and replacements, and return Products to Sycamore or another destination specified by Sycamore, within [ * ] Days of receipt by Supplier. Supplier shall replace any Products requiring repair [ * ]. In any instance where Supplier fails to deliver repaired or replaced Products within [ * ] Days after receipt of defective Products, Sycamore shall be entitled to a [ * ]. However, if Supplier fails, on a continuing and material basis, to meet the requirements for repairs set forth herein, Sycamore shall have its full rights and remedies at law or in equity for redress, subject to the limitations of damages as otherwise set forth in this Agreement.

13.3	[ * ]

13.4	The warranties provided in this Section 13 will apply in all circumstances except the following:

13.4.1	Products that have been (i) misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly, (ii) caused to fail by any product or service not supplied by the Supplier, or (iii) subjected to any repair not authorized in writing in advance by the Supplier;

13.4.2	any defect to the extent caused by (i) Sycamore or (ii) an error or omission or design or other fault in any Sycamore Information or in any other drawings, documentation, data, software, information, know-how or components provided or specified by Sycamore or (iii) Sycamore supplied inventory; provided, however, that in the event that both parties contribute to any defect, the warranty shall apply to the extent such defect was contributed to or caused by Supplier;

13.4.3	prototypes and pre-production or pilot versions of Products manufactured by Supplier, the warranty for which shall be limited to conformance to the Specifications supplied by Sycamore; or

13.4.4	Products that, at Sycamore’s specific request, did not undergo Supplier’s standard inspection and test procedure. Notwithstanding the foregoing, the warranties in this Section 13 will apply to the extent that some of Supplier’s standard inspection and test procedures are in place even if such tests and procedures are not considered all of Supplier’s standard inspection and test procedures, unless and to the extent that any defect in any Product which does not undergo all of Supplier’s standard inspection and test procedure at Sycamore’s request would reasonably have been likely to have been discovered by such omitted inspection and test procedure. Additionally, the warranties in this Section 13 will apply to assemblies to the extent that Supplier performed work on the assemblies, even if Sycamore or some other third party performs certain finish or back-end work on the assemblies, provided that any defect in the assemblies is related to a breach of Supplier’s warranties in this Section 13; in the event that both parties contribute to any defect, the warranty shall apply to the extent such defect was contributed to or caused by Supplier. Subject to the foregoing, Supplier’s warranty that the Products will be free from defects in workmanship will always apply.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

13.5	Supplier shall repair and/or upgrade Products which are outside the warranty period at the direct labor prices and under the terms and conditions set forth in Exhibit B unless otherwise agreed to in writing by the parties.

13.6	THE FORGOING WARRANTIES ARE SOLELY ENFORCEABLE BY SYCAMORE AND ARE SUPPLIER’S SOLE OBLIGATION AND LIABILITY, AND SYCAMORE’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY SERVICE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, RESPECTING NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

13.7	Supplier agrees to maintain in good working order the items contracted for by Sycamore under Non-Recurring Manufacturing Services for the lifetime of this Agreement or as the parties may otherwise agree. Supplier is not obligated to maintain any such items that Sycamore has declared obsolete or that have deteriorated beyond the scope of general maintenance practices as a result of changes mandated by Sycamore.

14.0	SYCAMORE WARRANTY

14.1	Sycamore warrants that, [ * ] of [ * ] and [ * ] and [ * ] (collectively, “Sycamore Information”) [ * ].

14.2	Supplier will promptly notify Sycamore of any manufacturing problems that Supplier believes are related to the Sycamore Information. The parties will cooperate to determine whether such manufacturing problems actually are attributable to the Sycamore Information. Supplier shall not implement any changes to any Sycamore Information without Sycamore’s prior written approval. If the parties determine that a problem does result from the Sycamore Information and initiate [ * ], Supplier will not be liable for [ * ] to the [ * ] from such Sycamore Information, but only to the [ * ] was [ * ] to or [ * ] by Sycamore.

15.0	INDEMNIFICATION

15.1	Sycamore agrees to indemnify Supplier against damages finally awarded by a court of competent jurisdiction arising out of claims for direct losses, damages, costs and expenses (including reasonable attorney’s fees) on account of personal injury, death, or tangible property damage as the result of Sycamore’s active negligence or willful misconduct in developing the Specifications, or any other components, information or instructions relating to the Specifications. This indemnification is conditioned upon Supplier giving Sycamore prompt written notice of the claims, sole control over the defense and/or settlement of the claim, and at Sycamore’s expense, Supplier’s full cooperation [ * ].

15.2	Supplier agrees to indemnify Sycamore against damages finally awarded by a court of competent jurisdiction arising out of claims for direct losses, damages, costs and expenses (including reasonable attorney’s fees) on account of personal injury, death, or tangible property damage as the result of Supplier’s active negligence or willful misconduct in the performance of Recurring Manufacturing Services and Non-Recurring Manufacturing Services. This indemnification is conditioned upon Sycamore giving Supplier prompt notice of the claims, [ * ] over the [ * ] of the claims, and at Supplier’s expense, Sycamore’s full cooperation in the defense of same.

15.3	Sycamore agrees to defend at its expense, hold harmless and indemnify Supplier, [ * ], from and against any judgments, liabilities, claims, demands, expenses, or costs (including attorneys’ fees) to the extent arising from any claim or action asserting that [ * ], or any part thereof, or [ * ], infringes on any intellectual property right, including, without limitation, patent, trademark, copyright, trade secret, or other proprietary right, of any third party, foreign or domestic. This indemnification is conditioned upon Supplier giving Sycamore prompt written notice of the claims, [ * ] and/or [ * ] of the claim, and at Sycamore’s expense, Supplier’s [ * ].

15.4	Supplier agrees to defend at its expense, hold harmless and indemnify Sycamore, [ * ], from and against any judgments, liabilities, claims, demands, expenses, or costs (including attorneys’ fees) to the extent arising from any claim or action asserting that [ * ] infringe on any intellectual property right, including, without limitation, patent, trademark, copyright, trade secret, or other proprietary right, of any third party, foreign or domestic. This

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indemnification is conditioned upon Sycamore giving Supplier prompt written notice of the claims, [ * ] and/or [ * ] of the claim, and at Supplier’s expense, [ * ].

15.5	The above indemnities also apply to claims covered by such indemnities for [ * ] made by [ * ] for infringement of Intellectual Property rights and for [ * ]). However, no[ * ] third parties shall be deemed to be third party beneficiaries under such indemnities or this Agreement.

16.0	PAYMENT TERMS

16.1	Supplier shall render invoices to Sycamore for all Products provided and Services performed under this Agreement [ * ] of Products to Sycamore or its customer, or Sycamore’s acceptance of Non-Recurring Manufacturing Services, as applicable. Supplier shall send invoices to Sycamore Networks, Inc., Attention: Accounts Payable, at the address specified on Sycamore’s Purchase Order.

16.2	Sycamore shall pay Supplier [ * ] Days [ * ] from date of accurate invoice. Sycamore shall be entitled to a [ * ] from date of an accurate invoice. Supplier shall pay Sycamore [ * ] Days [ * ] from date of accurate invoice.

16.3	Supplier’s Invoices shall be in writing and shall contain at least the following information:

•	Sycamore’s Purchase Order Number,

•	Sycamore’s Part Number and Revision Level,

•	Quantity of Products or Services,

•	Unit Price of Products or Services,

•	Extended Price,

•	F.O.B. point

•	Delivery location

•	Applicable freight and insurance charges reflected as separate line items

•	Date of invoice and date of shipment

All amounts due are payable to Supplier at its address specified herein or at such other place as Supplier may hereafter designate in writing to Sycamore.

16.4	[ * ] shall pay for those taxes imposed by any jurisdiction where Supplier assembles, tests, inspects, packages and/or manufactures Sycamore’s goods and which are directly imposed upon the goods or services provided by Supplier to Sycamore before title passes to Sycamore. [ * ] will be solely responsible for and will pay [ * ], as the case may be) for all taxes, including sales taxes (if the item is not for resale), value-added taxes, duties or other governmental or regulatory charges in any country, resulting from the transfer from Supplier to Sycamore of title to Products, except for any income, corporate or other related taxes based upon [ * ] income or property for which [ * ] is directly liable.

16.5	Supplier accepts the credit liability of any Purchase Order once it is accepted and cannot request Sycamore to pay down any credit amount after such acceptance.

17.0	INTELLECTUAL PROPERTY

17.1	Sycamore retains all rights to all existing intellectual property, including but not limited to, all patents, applications for patents, copyrights, mask works, trade secrets and other intellectual property rights (“Intellectual Property”) owned by or licensed to Sycamore. Sycamore grants to Supplier a limited license solely to use and disclose the Intellectual Property to the extent necessary for Supplier to perform its obligations hereunder. Sycamore warrants that all third-party Intellectual Property licenses to Sycamore are in good standing and include the right to grant Supplier all rights necessary to enable Supplier to perform its obligations hereunder this Agreement.

17.2	Supplier retains all rights to all existing Intellectual Property owned by or licensed to Supplier. Supplier warrants that all third-party Intellectual Property licenses to Supplier are in good standing and include all necessary rights to permit Supplier to perform its obligations hereunder.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

17.3	Sycamore will own all rights to any Intellectual Property conceived, created or developed by Supplier in the course of performing its obligations hereunder, paid for by Sycamore, and relating to the design of the Products. Supplier agrees that all designs, production tooling, prototypes, documentation, and any other data or components generated or developed by Supplier under this Agreement, paid for by Sycamore, and relating to the design of the Products or furnished by Sycamore to Supplier shall be and shall remain the sole property of Sycamore. Supplier specifically agrees that all copyrightable components generated or developed under this Agreement, paid for by Sycamore, and applicable to the Products (other than solely related to the manufacture of the Products) shall be considered works made for hire and that such components shall, upon creation, be owned exclusively by Sycamore, provided, however, that to the extent that any such components have general application to Supplier’s manufacturing processes, Sycamore hereby grants to Supplier a non-exclusive, worldwide, royalty-free, non-transferable and irrevocable license to use such components in connection with Supplier’s regular and customary course of business as a contract manufacturer. To the extent that any such components, under applicable law, may not be considered works made for hire, Supplier hereby assigns to Sycamore the ownership of copyright in such components, without the necessity of further consideration, and Sycamore shall be entitled to obtain and hold in its own name all copyrights in such components.

17.4	If and to the extent Supplier may, under applicable law, be entitled to claim any ownership interest in the Intellectual Property Rights generated or developed by Supplier and granted to Sycamore under Section 17.3, Supplier hereby transfers, grants, conveys, assigns and relinquishes exclusively to Sycamore all of Supplier’s right, title and interest in and to such Intellectual Property Rights in perpetuity or for the longest period otherwise permitted by law. Supplier shall perform any acts, at Sycamore’s cost, that may be deemed necessary or desirable by Sycamore to evidence more fully transfer of ownership to Sycamore of all Intellectual Property rights designated under this subparagraph 17.4 to the fullest extent possible, including but not limited to, the making of further written assignments in a form determined by Sycamore. Supplier agrees that it shall have and maintain, during performance of this Agreement, written agreements with all employees, contractors, or agents engaged by Supplier in performing hereunder, granting Supplier rights sufficient to support all performance and grants of rights by Supplier. Supplier shall provide copies of such agreements to Sycamore promptly upon request.

17.5	Except to the extent provided in Section 17.3 above, Supplier will own all rights to any Intellectual Property conceived, created or developed by Supplier in the course of performing its obligations hereunder and solely relating to the manufacturing of the Products.

17.6	Except to the extent expressly stated herein or to the extent such Intellectual Property is incorporated into any Product or process related thereto, nothing in this Agreement grants or can be capable of granting to Sycamore (whether directly or by implication, estoppel or otherwise) any existing Supplier rights to any Intellectual Property owned by or licensed to Supplier. Supplier hereby grants to Sycamore a non-exclusive, worldwide, royalty-free, non-transferable and irrevocable license to use Intellectual Property owned by or licensed to Supplier and incorporated into any Product or process related thereto in connection with the manufacture, testing or service of the Products (such license to include Sycamore’s right to use the physical embodiment of such Intellectual Property, whether in the form of tooling or otherwise, for its business purposes).

17.7	Sycamore’s know-how, testing components, Intellectual Property or the terms of this Agreement, including but not limited to, prices, Specifications, production schedules and other performance activities hereunder are subject to the confidentiality provisions of Section 28 below.

17.8	To the extent transferable, Supplier shall pass through to Sycamore and its customers all intellectual property rights protection and indemnification secured from its Vendors. Supplier will use commercially reasonable efforts to obtain: (i) substantially similar intellectual property indemnification from its Vendors and (ii) the Vendors’ agreement to transfer the same to Sycamore and its customers.

18.0	CUSTOMER PROPERTY

18.1	Supplier shall use Sycamore Information only for the purposes contemplated by this Agreement.

18.2	Supplier will treat all Sycamore Information with substantially the same care as it treats its own property of a similar nature, but in no event less than a reasonable degree of care, and subject to the confidentiality provisions of Section 28

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below. Supplier shall sequester and conspicuously mark all Sycamore components and permit Sycamore to make site inspections to verify the treatment of such components upon reasonable notice. Supplier shall carry insurance coverage appropriate to cover the risk of loss of or damage to Sycamore’s tangible property in Supplier’s possession and control.

18.3	Sycamore shall bear the costs of all maintenance, calibration and repair of Sycamore tooling supplied by Sycamore. Supplier shall bear the costs of all maintenance, calibration and repair of Sycamore tooling with respect to which Sycamore pays Supplier to obtain on Sycamore’s behalf. Supplier must immediately notify Sycamore in the event that tooling or test equipment is found to be out-of-tolerance during calibration. The Supplier shall obtain authorization from Sycamore for any maintenance, calibration and repair costs in excess of [ * ] for such services obtained on Sycamore’s behalf.

19.0	QUALITY ASSURANCE

19.1	Supplier shall maintain quality assurance systems for the control of components quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices and reasonably satisfactory to Sycamore. Supplier shall use IPC A-610 Rev. B Class 2, as published by the Institute for Interconnecting and Packaging Electronic Circuits, as the workmanship standard in performing Services hereunder. Any deficiencies identified by Sycamore in such systems shall be communicated to Supplier in writing. The Supplier is responsible for correcting identified deficiencies in a mutually agreed upon timely fashion. The cost of such changes shall be the responsibility of Supplier.

19.2	Supplier must notify Sycamore in advance of any significant changes to process or equipment, for example, solder chemistries, assembly and test equipment, etc.

19.3	Supplier shall provide at its cost any required minor test equipment as specified by Sycamore. Minor equipment requirements shall be reviewed with the Supplier as part of the test process transfer. Minor equipment includes, but is not limited to, digital multimeters, scopes probes, and device programmers.

19.4	The Supplier shall maintain an inventory of test consumables as specified by Sycamore. Test consumables requirements shall be reviewed with Supplier as part of the test process transfer. Test consumables include, but are not limited to test cables, adapters, test fibers, and connector savers. Sycamore shall reimburse Supplier for the costs incurred to maintain such inventory of test consumables as specified by Sycamore upon Supplier’s written notification.

19.5	Supplier shall perform its processes and acceptance tests in accordance with procedures developed by Sycamore and agreed to by Supplier. The parties shall meet on a quarterly basis to establish minimum acceptable test yields.

19.6	Either party may, during normal business hours and following reasonable notice and subject to the other party’s normal security requirements, review the other party’s facilities and quality control procedures as reasonably necessary for the first party to satisfy itself of the other party’s compliance with its obligations under this Agreement.

19.7	The parties shall endeavor to meet quarterly to discuss and resolve any issues that may have arisen, including issues relating to quality, performance, engineering changes, obsolescence or surpluses.

19.8	Supplier shall retain and maintain the following records and supporting documentation for a period of five (5) years beyond the termination of the Agreement, and Supplier will provide a copy of the same to Sycamore upon request.

The data contained in these records are the sole and exclusive property of Sycamore.

•	Quality Data

•	FDA Records

•	Optical Component Data Sheets

19.9	The parties shall evaluate and mutually agree upon any additional quality requirements.

20.0	SUPPLIER’S REPRESENTATIONS AND WARRANTIES

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

20.1	Supplier represents and warrants that it maintains insurance coverage with [ * ] rated carrier that is acceptable to Sycamore in the amounts listed below:

General Liability:	umbrella of US[ * ] million

Worker’s Compensation:	As required by local law of the state in which Supplier’s facility(ies) is(are) located

Errors and Omissions:	US[ * ] million per claim and US[ * ] million annual aggregate

Product Liability:	US[ * ] million per claim and US[ * ] million annual aggregate

Property Insurance:	US[ * ] million

20.2	Supplier represents and warrants that it will maintain at its sole expense an ISO 9001 or ISO 9002 certified quality system in any of the facilities in which Products are designed (ISO 9001) or manufactured (ISO 9001 or ISO 9002). In addition, Supplier will provide Sycamore on a quarterly basis information relating to ISO 14000 certified quality system until such time that Supplier registers its own ISO 14000 certified quality system.

Supplier agrees to maintain safety information as required for Sycamore agency approvals. This will include but not be limited to, maintaining the following as defined by Sycamore: UL/CSA/CE agency case files for safety critical parts, testing (Hi Pot) of Products per UL/CSA/CE defined procedures, labelling of Products per UL/CSA/CE requirements, and record keeping and maintenance per FDA Laser Safety requirements.

20.3	Supplier represents and warrants that it shall maintain all Direct Fulfillment Inventory, Consigned Inventory and Consigned Repairs Components on Supplier’s premises that have been purchased by Sycamore in a secure and separate location, labeled as Sycamore’s property and free of all liens and attachments. Supplier shall retain the risk of loss of all Consignment Inventory and Consigned Repairs Components while it is on its premises. Direct Fulfillment Inventory manufactured by Supplier will, in accordance with Section 10.2.3 hereof, be invoiced by Supplier upon the same being placed in Sycamore’s finished goods inventory location at Supplier, at which time title and risk of loss to such Direct Fulfillment Inventory shall pass to Sycamore; notwithstanding, Supplier will insure such Direct Fulfillment Inventory held in Supplier’s facilities at the full replacement cost thereof under the terms and conditions of Supplier’s “all risk” insurance coverage.

20.4	Supplier shall provide Sycamore with a certificate of insurance in a form reasonably acceptable to Sycamore naming Sycamore as a loss payee under Supplier’s insurance policies as set forth in Section 20.1 and which provides that Sycamore shall have the right to participate directly with the insurance carrier, broker, and Supplier in the negotiation of any claim for a loss made thereunder affecting Sycamore’s Direct Fulfillment Inventory, Consigned Inventory or Consigned Repairs Components on Supplier’s premises. Such certificate of insurance shall also include a provision whereby thirty (30) Days notice must be received, from Supplier or the applicable insurer, by Sycamore prior to coverage cancellation or material alteration of the coverage. Such cancellation or material alteration shall not relieve Supplier of its continuing obligation to maintain insurance coverage in accordance with the provisions of this Section 20.

21.0	HAZARDOUS MATERIAL/TOXIC SUBSTANCES

21.1	Supplier shall treat all material subject to the Toxic Substance Control Act, (15 USC 2601 et. seq.), the Resource Conservation and Recovery Act (42 USC 6901 et. seq.) and the Environmental Protection Agency Hazardous Waste Management Program (40 CFR 260 et. seq.) (“Hazardous Material Laws”) strictly in compliance with such Hazardous Material Laws and as provided herein. Supplier agrees that all such material shall be SHIPPED, TRANSPORTED, DISPOSED, MARKED, LABELED, TAGGED, PLACARDED, PACKAGED, IDENTIFIED, USED, PRESERVED, AND DOCUMENTED BY SUPPLIER AS REQUIRED BY APPLICABLE FEDERAL REGULATIONS INCLUDING BUT NOT LIMITED TO 49 CFR 172 ET. SEQ. AND 29 CFR 1910.1200 ET. SEQ. IN ADDITION, SUPPLIER SHALL SUPPLY THE FOLLOWING INFORMATION: DESCRIPTION OF HAZARDOUS

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MATERIALS AND SHIPPING NAME, HAZARD CLASS OR DIVISION, IDENTIFICATION NUMBERS, PACKING GROUP AND LABELS PER 49 CFR 172.202 ET SEQ.

21.2	Supplier shall comply with the Hazard Communication Standard, 29 CFR 1910.1200. Supplier shall ensure that the names of the items identified on the applicable Material Safety Data Sheets are identical to the names that appear on the label of the Product shipped to Sycamore or its customer. Supplier shall provide a copy of the applicable Material Safety Data Sheets) with each such shipment.

21.3	Supplier shall comply with Section 313 of the Emergency Planning and Community Right to Know Act of 1986 and 40 CFR Part 372, if applicable. As part of such compliance, Supplier shall furnish the following information with the initial shipment of each Product to Sycamore or its customer:

21.3.1	A statement that the Products contain chemicals which are subject to Section 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 and 40 CFR 372.45.

21.3.2	The name and associated Chemical Abstract Service Registry number of each chemical which has been incorporated into the Products and which is listed in the specific Toxic Chemical Listings contained in 40 CFR 372.45.

21.3.3	The percentage by weight of each toxic chemical component of the Products shipped.

21.4	Supplier shall ship Products containing hazardous components by common carrier authorized to handle the components and in accordance with 49 CFR Parts 100-109 and the “ATA “Dangerous Goods Regulations” or “International Maritime Dangerous Goods Code” (if applicable). This includes, but is not limited to, compliance with the following requirements:

21.4.1	Supplier shall list an emergency contact number on all shipping papers.

21.4.2	Supplier shall list on all shipping papers and packages the technical names of all hazardous components in parenthesis format, the association to the basic description and, in the case of mixtures, the major hazardous components by percentage contributing to the hazard.

21.4.3	Supplier shall indicate on the shipping papers whether the components presents Poisonous by Inhalation (“PIH”) hazards.

21.4.4	At Sycamore’s request, Supplier shall provide test reports to Sycamore indicating Supplier’s compliance with Performance Oriented Packaging requirements to facilitate Sycamore’s reshipment of Products to customers.

21.4.5	Supplier shall clearly mark on all interior packages and shipping containers the closed cup flash point of flammable and combustible liquids.

21.5	Supplier may not perform Services hereunder with ozone depleting substances and may not incorporate ozone-depleting substances into the Products unless approved by Sycamore in advance in writing. In the event of such approval, Supplier shall affix the following warning statement to all affected Products and Services and associated paperwork: “WARNING: Manufactured with CFC-11, 12,13, 111, 112, 113, 114, 115, 211, 212, 213, 214, 215, 216, 217, Halons 12211, 1301, 2402, Carbon Tetrachloride or Methyl Chloroform substances which harm public health and environment by destroying the ozone in the upper atmosphere”.

21.6	DESCRIPTION OF HAZARDOUS MATERIALS ON SHIPPING PAPERS—Supplier must list a description of all hazardous material on all shipping papers associated with Products, as follows:

21.6.1	The proper shipping name prescribed for the material in Column 2 of 49 CFR 172.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

21.6.2	The hazard class or division prescribed for the material as shown in Column 3 of 49 CFR 172 (Table) (Class names, IMO class and division numbers or subsidiary hazard classes may be entered in parentheses following the numerical hazard class).

21.6.3	The identification number (preceded by “UN” or “NA” as appropriate) prescribed for the material as shown in Column 4 of 49 CFR 172 (Table).

21.6.4	The packing group, if any, prescribed for the material in Column 5 of 49 CFR 172 (Table).

22.0	MINORITY/WOMEN BUSINESS ENTERPRISES

22.1	Supplier shall use its reasonable best efforts to award subcontracts to minority business enterprises in a monetary amount equal to [ * ] percent [ * ] of its annual revenue under this Agreement to the extent consistent with the efficient performance of this Agreement. As used in this Agreement, “minority business enterprise” means a business at least fifty percent (50%) of which is owned, controlled and operated by minority group members or, in the case of publicly-owned business, at least fifty-one percent (51%) of the stock of which is owned by minority group members. A women’s business enterprise means a business which is fifty-one (51%) owned, controlled and operated by women. For the purpose of this definition, minority group members are Blacks, Hispanics, Asian Pacific Islanders, American Indians and Alaskan Natives. Supplier may rely on written representations by subcontractors regarding their status as minority or women’s business enterprises in lieu of an independent investigation. Upon Sycamore’s written request, within ten (10) business days of the end of each Sycamore quarter, Supplier shall provide to Sycamore a written report signed by one of its officers which details the percentage of minority business enterprise subcontracts comprising the revenue generated by Supplier from Sycamore’s business that quarter under this Agreement.

23.0	EXCLUSIONS AND LIMITATION OF LIABILITY

23.1	Neither party excludes or limits its liability for death or personal injury resulting from its negligence nor liability for breach of any term implied by statute to the extent that such liabilities cannot by law be limited or excluded.

23.2	Subject only to subparagraph 23.1 above, under no circumstances shall either party have any liability in connection with this Agreement, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events (but not relating to Sycamore’s inventory liabilities or obligations to pay invoices hereunder that are not subject to a bona fide dispute), for any of the following:

23.2.1	any liability in excess of:

23.2.1.1	in the case of damage to or loss of tangible property, the value of such property;

23.2.1.2	in the case of any warranty claims by Sycamore against Supplier, an amount equal to [ * ]; and

23.2.1.3	in any event, and in respect of any other liability, an amount equal to [ * ].

23.2.2	any liability for any incidental, indirect or consequential damages, including those relating to loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss, whether or not Supplier or Sycamore was informed or was aware of the possibility of such loss.

23.3	Neither party may bring an action under this Agreement more than [ * ] after the cause of action arose.

23.4	Neither party will have liability to the other for any failure to perform any obligation under this Agreement or any order to the extent such failure was due to the act or omission of the other party or any agent of the other party.

24.0	TERMINATION

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

24.1	After notice of termination is tendered, each party shall cause its Coordinator to prepare (a) an orderly termination of this Agreement and (b) for return to the owning party of its components, equipment, records, specifications, and confidential information. The parties agree to work together to achieve as orderly a transition as possible.

24.2	Sycamore may terminate this Agreement for any reason by providing written notice to Supplier at least [ * ] Days in advance of the requested termination date. Supplier may terminate this Agreement for any reason by providing written notice to Sycamore at least [ * ] Days in advance of the requested termination date. For avoidance of doubt, if either party resorts to the dispute resolution proceedings sets forth under Section 31 hereof, it shall not preclude either party from exercising its rights to terminate under Section 24.2 hereof.

24.3	Either party may terminate this Agreement at any time for cause in the event that any material default by the other remains uncured for more than [ * ] Days following written notice or in the event that other party files or has filed against it any bankruptcy, insolvency or receivership proceeding which prevents or presents a reasonable risk of preventing such party from fulfilling is obligations hereunder, and which is not cured within [ * ] Days of written notice. The non-defaulting party shall specify in the written notice the conditions constituting the default and the corrective action, if any, which must be undertaken to cure such default. If, on or before the noticed date of termination, the non-defaulting party, in the exercise of good faith, determines that the defaulting party has cured the noticed condition of default or has undertaken satisfactory arrangements to attempt the cure, then this Agreement shall continue in force and effect.

24.4	Upon termination [ * ], Sycamore shall be responsible for:

24.4.1	Supplier’s scheduled and actual work-in-process for Sycamore;

24.4.2	Finished Products;

24.4.3	Any investment incurred by Supplier specifically in relation to this Agreement with the prior written agreement of Sycamore and which has not been recovered by Supplier from Sycamore through Reasonable and Prudent Purchasing Practices, amortization or other means;

24.4.4	All Obsolete Inventory or Excess Inventory reported in accordance with Section 11;

24.4.5	Except for Sycamore’s termination due to the default of Supplier, all Purchase Orders placed and accepted by Supplier in accordance with this Agreement; and

24.4.6	Cancellation or restocking charges for Supplier purchase orders placed on behalf of Sycamore, provided that Supplier has employed Reasonable and Prudent Purchasing Practices with regard to such components and Supplier can reasonably demonstrate such practices by documentary or other evidence.

Supplier shall bear the expense of all packaging for shipment and Sycamore shall bear the expense of all freight charges in accordance with Section 12.4. Supplier shall calculate and document all charges under this section and shall provide Sycamore with reasonably sufficient documentation in a reasonable format to support all such charges and calculations. Either party shall be entitled to set-off against any sums due the other party pursuant to this termination provision any sums, liquidated or contingent, which in the good faith judgment of such party constitute sums owing or direct damages for which the other party would be responsible under the terms hereof.

25.0	FORCE MAJEURE

25.1	Except for the payment of invoices due to Supplier that are not the subject of a bona fide dispute, neither party shall be liable for any delay in performance or failure to perform obligations, in whole or in part, when due to circumstances beyond its reasonable control, a labor dispute, strike, war or act of war (whether an actual declaration is made or not), acts of terrorism, insurrection, riot, civil commotion, fire, flood, or other act of God. If an event of Force Majeure

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

occurs, the party experiencing the Force Majeure event shall immediately notify the other party of the interruption of scheduled deliveries.

25.2	If an event of Force Majeure continues for a period of [ * ] Days, Sycamore shall have the right to terminate this Agreement immediately upon written notice to Supplier.

25.3	If Supplier experiences a Force Majeure event, Supplier shall use its reasonable best efforts immediately to put into effect an alternate plan to continue supplying Products and Services to Sycamore. Among other things, Supplier’s plan shall grant Sycamore priority treatment in moving the affected operations to another Supplier facility in order to continue production and minimize downtime.

26.0	NOTICES

26.1	In any case where a notice or other communication is to be given or made pursuant to any provision of this Agreement, such notice or communication will be deemed to be received when given or made as follows:

26.1.1	if by hand delivery, on the day delivered;

26.1.2	if by telex, cable, confirmed fax, or telegraph, on the next business day following the date sent; and

26.1.3	if by mail, on the third calendar day following posting by certified or registered mail, return receipt requested.

26.2	Supplier shall mail all such notices to Sycamore and addressed to:

Mr. John Dowling	Copy to: Law Department
Sycamore Networks, Inc.	Sycamore Networks, Inc.
220 Mill Road	220 Mill Road
Chelmsford, MA 01824	Chelmsford, MA 01824
FAX # (978) 256-0022	FAX # (978) 244-1097

26.3	Sycamore shall send all such notices to Supplier and addressed to:

President	Copy to: General Counsel
Plexus Services Corp.	Plexus Services Corp.
55 Jewelers Park Drive	55 Jewelers Park Drive
Neenah, Wisconsin 54957	Neenah, Wisconsin 54957

26.4	Coordinators, are:

For Supplier:

Steve Cohen

Plexus Services Corp.

4 Copeland Drive

Ayer, MA 01432

For Sycamore:

John Breda

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

27.0	NON-ASSIGNMENT

27.1	Neither party may assign this Agreement without the prior written consent of the other party, which approval shall not be unreasonably withheld or delayed. Either party may, however, assign this Agreement in the event of a merger, acquisition, consolidation or sale of all or substantially all of such party’s business assets or stock, to which assignment both parties hereby consent.

28.0	CONFIDENTIALITY / NON-DISCLOSURE

28.1	The parties shall comply with the provisions of the confidentiality agreement between Supplier and Sycamore Networks, Inc. (the “Confidentiality Agreement”) effective August 16, 2000.

28.2	Neither party shall make any public announcement or other disclosure concerning the existence or terms of this Agreement without first obtaining the other party’s written consent and agreement upon the nature and text of such announcement, such approval and agreement not to be unreasonably withheld. This subparagraph 28.2 shall not apply to (a) any disclosure to a third party which a party determines is reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving such party, provided that the third party signs a nondisclosure agreement with terms and conditions substantially similar to this subparagraph 28.2, or (b) any disclosure which a party reasonably determines is required by applicable law, regulation, regulatory authority, legal process or the rules of any stock market on which the securities of such party are listed or quoted for trading.

29.0	SUPERSEDING EFFECT

29.1	This Agreement, including all attachments, constitutes the entire Agreement between the parties with respect to the subject matter and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties. This Agreement shall be modified only by an instrument in writing signed by duly authorized representatives of the parties.

29.2	Any standard or pre-printed terms and conditions set out in any Sycamore Purchase Order form or any Supplier invoice or order acknowledgement shall have no effect and are superseded by the terms and conditions of this Agreement.

29.3	Any rights or obligations under this Agreement which, by their nature and context, continue after termination will remain in effect until fully satisfied or fully performed.

29.4	If there is any conflict or inconsistency between the terms and conditions of any Purchase Order or other documents provided by either party to the other hereunder and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

30.0	GOVERNING LAW

30.1	This Agreement shall be interpreted in all respects in accordance with the laws of the State of New York, USA, exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflict of laws. The parties submit to the nonexclusive jurisdiction of the courts of the State of New York. The parties further expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury.

31.0	DISPUTE RESOLUTION PROCESS

31.1	Disputes between Supplier and Sycamore will be handled through this Dispute Resolution Process. This process shall be initiated when a party’s Coordinator completes a Dispute Resolution Form (contained in Exhibit C) and provided it to the other Coordinator. The dispute will be resolved within five (5) business days by the Coordinators and the issue will be closed.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

31.2	In the event that the Coordinators are unable to resolve the dispute within five (5) business days of the notice thereof, either person may request that their Level 1 Managers (as defined herein below) meet to discuss the dispute. A meeting between the Level 1 Managers shall be held within seven (7) Days of the date on which such meeting is requested. In the event the Level 1 Managers are unable to agree on a plan for resolving the dispute within seven (7) Days of the requested meeting, either Level 1 Manager may raise the issue to the respective Level 2 Managers. In the event the Level 2 Managers are unable to agree on a plan for resolving the dispute within seven (7) Days of when the dispute is raised by a Level 1 Manager, either Level 2 Manager may raise the dispute to the respective Level 3 Managers. If the Level 3 Managers fail to resolve such dispute within ten (10) business days of when the dispute is raised by a Level 2 Manager, the Dispute Resolution Process is completed and the parties may exercise any and all rights under this Agreement.

To facilitate the Dispute Resolution Process, the parties agree to the following escalation path:

Level	Supplier	Sycamore

	Supplier Program Manager	Sycamore Coordinator

Level 1	Supplier Strategic Customer Manager	Sycamore Business Contact Vice President of Operations

Level 2	Supplier CFO	Sycamore CFO

Level 3	Supplier President	Sycamore CEO

Any level manager may authorize a designee to assume his/her responsibilities under this section provided such designee is given full authority to agree to a resolution of the dispute. During the pendency of the dispute resolution process, Sycamore will continue to make payments in accordance with the provisions of this Agreement and Supplier will continue to perform Services. So long as both parties follow the dispute resolution process, neither Supplier nor Sycamore shall institute any legal proceedings or resort to any remedy to enforce its rights under the Agreement, except that either party may apply for an injunction or other equitable relief if it believes in good faith that an injunctive or equitable relief is necessary to prevent if from incurring serious and irreparable harm.

32.0	GENERAL

32.1	Supplier shall comply with all applicable state and federal laws and regulations, including, without limitation, the requirements of the Fair Labor Standards Act of 1938 (as amended), and to provide disclosure as to all hazardous substances utilized in the manufacture of the Products and the performance of Services. The foregoing shall not be deemed, however, to create liability on the part of Supplier for intellectual property infringement (other than as provided under Section 15 hereof) or for non-compliance where such non-compliance arose out of Supplier’s conformance with the Specifications or Sycamore instructions or directives.

32.2	The parties are each independent contractors and not joint venturers, partners, agents or representatives of the other. Neither party has any right to create any obligation on the part of the other party. This Agreement shall not prevent Supplier from marketing, acquiring, or developing components, products or services that are similar or competitive to those of Sycamore. Supplier may pursue activities independently with any third party, even if similar to the activities under this Agreement.

THE REMAINER OF THIS PAGE IS INTENTIONALLY BLANK.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

32.3	All provisions of this Agreement which by their nature must survive termination in order to achieve the fundamental purposes of this Agreement shall, except as otherwise provided herein, survive the expiration or earlier termination of this Agreement for any reason, including but not limited to the following Sections: Section 9—Cancellation, Section 10—Inventory Management, Section 11—Obsolete or Excess Component Inventory, Section 13—Supplier Warranty, Section 15—Indemnification, Section 16—Payment Terms, Section 17—Intellectual Property, Section 18—Customer Property, Section 19—Quality Assurance, Section 20—Supplier’s Representations and Warranties, Section 21—Hazardous Components/Toxic Substances, Section 23—Exclusions and Limitation of Liability, Section 24—Termination, Section 25—Force Majeure, Section 28—Confidentiality/Non-Disclosure, Section 30—Governing Law, and Section 32—General.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives effective on the date referenced above.

SYCAMORE NETWORKS, INC.	PLEXUS SERVICES CORP.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

EXHIBIT A

VARIANCE AUTHORIZATION FORM

Type of Request	Indicate Y for all that apply
PPV
Min Order Qty
NCNR Authorization
SPF Variance

Required for Production Build:
Required for NPI Build:

Date:
Part #:	SXXX-XXXXX-XX
Product Code (where used):	XXXXXX
Component lead-time

Qty for Approval:
Qty required:
Min. Order Qty:

Current Quoted Price:
SPF Price:
CM STD Price:
CM Purchase Order

Impact $ (PPV or Excess Inv):

Manufacturer Part #:
Supplier:

Reason/Comments:
Buyer Requesting:
Resolution:	SPF confirmed, Change SPF, order min., etc.
Approval Date:

Requestor
Requestor Action:
Date:

Notes:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

EXHIBIT B

NON-RECURRING SERVICES PRICING

[ * ]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

EXHIBIT C

DISPUTE RESOLUTION FORM

Dispute Resolution Form

Sycamore/Plexus Manufacturing Services Agreement

Issue Resolution Number:	Date:
Requesting Coordinator	Organization:

Issue

Description:

Impact (If Not

Resolved)

Date Resolution Needed

Attachments (If Any)

Reviewer	Review Completion Date

Reviewer Comments:

Reviewer Recommendations:     ( ) Accept    ( ) Reject    ( ) Need More Info.    ( ) Other

Disposition:                                  ( ) Accepted    ( ) Accept Conditionally    ( ) Rejected

Planned Completion Date:

Comments:

Resolved Date

Sycamore Coordinator Signature

Plexus Coordinator Signature

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

Exhibit D

Sycamore Networks

Operating/Financial Calendar

Fiscal 2003

	August ’03									February ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
1					1	2	3	QTR	27	26	27	28	29	30	31	1	QTR
2	4	5	6	7	8	9	10		28	2	3	4	5	6	7	8
3	11	12	13	14	15	16	17		29	9	10	11	12	13	14	15
4	18	19	20	21	22	23	24		30	16	17	18	19	20	21	22

	September ’03									March ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
5	25	26	27	28	29	30	31		31	23	24	25	26	27	28	1
6	1	2	3	4	5	6	7		32	2	3	4	5	6	7	8
7	8	9	10	11	12	13	14	1	33	9	10	11	12	13	14	15	3
8	15	16	17	18	19	20	21		34	16	17	18	19	20	21	22

	October ’03									April ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
9	22	23	24	25	26	27	28		35	23	24	25	26	27	28	29
10	29	30	1	2	3	4	5		36	30	31	1	2	3	4	5
11	6	7	8	9	10	11	12		37	6	7	8	9	10	11	12
12	13	14	15	16	17	18	19		38	13	14	15	16	17	18	19
13	20	21	22	23	24	25	26		39	20	21	22	23	24	25	26

	November ’03									May ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
14	27	28	29	30	31	1	2	QTR	40	27	28	29	30	1	2	3	QTR
15	3	4	5	6	7	8	9		41	4	5	6	7	8	9	10
16	10	11	12	13	14	15	16		42	11	12	13	14	15	16	17
17	17	18	19	20	21	22	23		43	18	19	20	21	22	23	24

	December ’03									June ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
18	24	25	26	27	28	29	30		44	25	26	27	28	29	30	31
19	1	2	3	4	5	6	7		45	1	2	3	4	5	6	7
20	8	9	10	11	12	13	14	2	46	8	9	10	11	12	13	14	4
21	15	16	17	18	19	20	21		47	15	16	17	18	19	20	21

	January ’03									July ’03
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
22	22	23	24	25	26	27	28		48	22	23	24	25	26	27	28
23	29	30	31	1	2	3	4		49	29	30	1	2	3	4	5
24	5	6	7	8	9	10	11		50	6	7	8	9	10	11	12
25	12	13	14	15	16	17	18		51	13	14	15	16	17	18	19
26	19	20	21	22	23	24	25		52	20	21	22	23	24	25	26
									53	27	28	29	30	31

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

Sycamore Networks

Operating/Financial Calendar

Fiscal 2004

	August ’04									February ’04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
1						1	2	QTR	27	25	26	27	28	29	30	31	QTR
2	3	4	5	6	7	8	9	1	28	1	2	3	4	5	6	7	3
3	10	11	12	13	14	15	16		29	8	9	10	11	12	13	14
4	17	18	19	20	21	22	23		30	15	16	17	18	19	20	21
	September ’04									March ’04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
5	24	25	26	27	28	29	30		31	22	23	24	25	26	27	28
6	31	1	2	3	4	5	6		32	29	1	2	3	4	5	6
7	7	8	9	10	11	12	13		33	7	8	9	10	11	12	13
8	14	15	16	17	18	19	20		34	14	15	16	17	18	19	20
	October ’04									April ’04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
9	21	22	23	24	25	26	27		35	21	22	23	24	25	26	27
10	28	29	30	1	2	3	4		36	28	29	30	31	1	2	3
11	5	6	7	8	9	10	11		37	4	5	6	7	8	9	10
12	12	13	14	15	16	17	18		38	11	12	13	14	15	16	17
13	19	20	21	22	23	24	25		39	18	19	20	21	22	23	24

	November ’04									May ’04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
14	26	27	28	29	30	31	1	QTR	40	25	26	27	28	29	30	1	QTR
15	2	3	4	5	6	7	8	2	41	2	3	4	5	6	7	8	4
16	9	10	11	12	13	14	15		42	9	10	11	12	13	14	15
17	16	17	18	19	20	21	22		43	16	17	18	19	20	21	22
	December ’04									June ‘04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
18	23	24	25	26	27	28	29		44	23	24	25	26	27	28	29
19	30	1	2	3	4	5	6		45	30	31	1	2	3	4	5
20	7	8	9	10	11	12	13		46	6	7	8	9	10	11	12
21	14	15	16	17	18	19	20		47	13	14	15	16	17	18	19
	January ’04									July ’04
	S	M	T	W	TH	F	S			S	M	T	W	TH	F	S
22	21	22	23	24	25	26	27		48	20	21	22	23	24	25	26
23	28	29	30	31	1	2	3		49	27	28	29	30	1	2	3
24	4	5	6	7	8	9	10		50	4	5	6	7	8	9	10
25	11	12	13	14	15	16	17		51	11	12	13	14	15	16	17
26	18	19	20	21	22	23	24		52	18	19	20	21	22	23	24
									53	25	26	27	28	29	30	31

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

EXHIBIT E

[ * ]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.

Schedule 1

[ * ]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions. Asterisks within brackets denote omission.